Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale Sr. V.P.,CFO (614) 887-5610 myale@glimcher.com	Carolee J. Oertel Mgr., Investor Relations (614) 887-5613 coertel@glimcher.com

FOR IMMEDIATE RELEASE
November 8, 2005

GLIMCHER TO ACQUIRE
PUENTE HILLS MALL IN CITY OF INDUSTRY, CA

COLUMBUS, OH - November 8, 2005 - Glimcher Realty Trust, (NYSE: GRT), one of the country’s premier retail REITs, today announced that the Company has entered into a definitive agreement to acquire Puente Hills Mall, located in the Los Angeles metro area for total consideration of approximately $170.1 million. The transaction is expected to close in late December, subject to customary closing conditions. The initial cap rate, based on income in place after management fees and capital expenditure reserves, is estimated at 7.0%.

Total consideration for the acquisition includes $81.1 million of cash and assumption of $89.0 million of non-recourse mortgage debt with a fixed interest rate of 5.2%. The Company plans to fund the cash portion of the acquisition through borrowing capacity under its existing credit facility.

Puente Hills Mall consists of 1.2 million square feet of gross leasable area and is a high-quality retail property located in a densely populated, high-income trade area. Anchor stores include Sears and Robinson-May department stores, AMC 20 Theatres and Burlington Coat Factory. Other large tenants include Old Navy, Borders Books & Music, CompUSA, and Circuit City. Glimcher plans for a $10 million interior renovation which will include new flooring, updated lighting, refurbished and expanded food court, children’s soft play area and new vertical transportation.

George A. Schmidt, Executive Vice President, commented, “Puente Hills Mall is our first Southern California acquisition. The strength of the mall’s trade area and anchor and major tenant line-up, together with planned renovations, gives us an opportunity to create a strong addition to our mall portfolio.”

Michael P. Glimcher, President and CEO added, “I am excited to announce the next step in our plan to improve portfolio quality. The sale of selected mall assets and the remaining community centers coupled with the addition of Puente Hills Mall are all part of our strategy of owning a portfolio better positioned for future growth. We are also considering partnering with an institutional investor on the Puente Hills acquisition.”

Glimcher Realty Trust
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About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, failure of the Company to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and obtain estimated sale prices, the failure to sell additional community centers, the failure to achieve estimated sales prices and proceeds from the sale of additional community centers, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com

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